Exhibit 5.1

                         June 6, 2002



Board of Directors
Franklin Financial Services Corporation
20 South Main Street
Chambersburg, Pennsylvania  17201-0819

Ladies and Gentlemen:

     In connection with proposed issuance of up to 200,000 shares of common stock, $1.00 par value (the "Common Stock"), by Franklin Financial Services Corporation (the "Company") pursuant to the Company's Incentive Stock Option Plan of 2002 (the "Plan"), covered by the Company's Registration Statement on Form S-8 filed on or about this date (the "Registration Statement"), we, as counsel to the Company, have reviewed:

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's articles of incorporation;

     (3)  the Company's bylaws;

     (5)  the Registration Statement; and

     (6) resolutions adopted by the Company's Board of Directors on March 7, 2002.

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and paid for pursuant to the terms described in the Plan, will be validly issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Stevens & Lee

                              STEVENS & LEE